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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

             SFAD MOVES TO ROLL UP INTERNET COMPANIES ACQUISITIONS

Palm Beach, FL. January 6, 1999, Safe Technologies International, Inc., (OTC:BB: SFAD), announced today that they are moving forward with the closing of the V-Prime Computer acquisition in Boca Raton, FL., presently scheduled for the end of this January. V-Prime is a computer systems assembly business with over 400 existing small and medium sized business clients which rely on V-Prime for repair of their existing computer systems and assembly and networking of new computer systems. The two year Certified Audits have been completed and verify Sales Revenues of $525,726 in 1996 and $511,864 in 1997. The Company has plans to integrate Total Micro Computers into V-Prime and expand the existing computer systems assembly business to include and offer Internet Commerce Services, i.e. Web Site Development, Web Hosting, and Training on the premises. The existing V-Prime premises lease is in an upmarket, affluent community, retail location, and runs though the Year 2004.

Pursuant to the Company's plan to roll up additional small Internet operations, The Company is also presently in negotiations with another Internet Company in Florida, and plans to enter into an Acquisition Contract later this month. Again, there are no assurances that the proposed roll-up acquisitions will be consummated or that such acquisitions will be on terms and conditions that are favorable to the Company.

These proposed acquisitions are part of ongoing Management efforts to increase Shareholders value through preparing, enabling, and turning Safe Technologies into an E Corporation for the new millennium.

While the Company intends to acquire V-Prime, there can be no assurances that this acquisition will be successfully concluded, and if the V-Prime acquisition is concluded, there are no guarantees that the Company will be able to successfully integrate V-Prime's operation into its operations.

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.